Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:  Kevin Kelley (626) 302-1033

Investor Relations Contact: JoAnn Goddard (626) 302-2515

Midwest Generation, LLC Plans Refinancing

ROSEMEAD, Calif., April 2, 2004 — Midwest Generation, LLC, a subsidiary of Edison Mission Energy, announced that it plans to commence new financings of $1.7 billion, consisting of $700 million of first priority secured institutional term loans and a private placement of $1 billion of second priority senior secured notes.  The final aggregate principal amount of notes and loans and other terms of the notes will be determined by market conditions.

Midwest Generation intends to use the proceeds of the offerings to refinance $693 million of indebtedness (plus interest) owed by its direct parent, Edison Mission Midwest Holdings Co., which is guaranteed by Midwest Generation and is due in December of this year, and to make termination payments under the Collins Station lease in the amount of approximately $970 million.  Of this amount, $774 million will be used to repay debt associated with the Collins Station lease which also is due in December of this year.  A new $200 million working capital facility is also being arranged to replace and extend an existing working capital facility under which nothing is currently drawn. This new working capital facility will share the first lien priority with the term loans.

The term loans, working capital facility and senior notes will be secured by, among other things, liens on substantially all of the coal fired generating plants owned by Midwest Generation.

The secured institutional term loans will be placed in the institutional term loan market.  The notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or a solicitation of any offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act.

This press release includes forward-looking statements.  Midwest Generation has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this press release and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Midwest Generation’s control.  Midwest Generation has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release should be read in conjunction with Midwest Generation’s 2003 Annual Report on Form 10-K.

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